EXHIBIT 99

JACKSONVILLE - Patriot Transportation Holding, Inc. (NASDAQ-PATR) today announced that its Board of Directors has appointed PricewaterhouseCoopers LLP as the Company's independent auditors for a three-year term beginning in 2002. PricewaterhouseCoopers will replace Deloitte & Touche LLP as the independent auditor for the Company. The appointment of PricewaterhouseCoopers was made by the Board of Directors on the recommendation of its Audit Committee and concludes an evaluation process that occurs annually.

The decision to change auditors was not the result of any disagreement between the Company and Deloitte & Touche on any matter of accounting principles, practices or financial disclosure. During its long tenure as the Company's independent auditor, Deloitte & Touche provided quality service and demonstrated a high level of professionalism.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeast, Midwest and Mid-Atlantic States, hauling primarily construction materials. The Company's real estate group, through subsidiaries, acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.



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